FINDER'S FEE AGREEMENT


THIS AGREEMENT dated for reference the 31st day of May 2006

BETWEEN:

         Bartly J. Loethen ("Loethen") and Aerobic Creations, Inc., (hereinafter referred to as the "AERC") a Nevada corporation.

                                                              OF THE FIRST PART

AND:

         MBA Investors, Ltd. a Florida corporation with offices at 2501 E. Commercial Blvd. Suite 212, Ft. Lauderdale, Fl. 33308

         (hereinafter referred to as the "Finder")

                                                              OF THE SECOND PART

WHEREAS:

A. Loethen is the President, Director and a major shareholder of Aerobic Creations, Inc. (the "Company"), a Nevada corporation listed for trading on the OTC-BB market under symbol "AERC";

B. Loethen and AERC wishes to locate Investment, possible acquisition or merger opportunities for the Company;

C. AERC wishes to retain the Finder to assist it in evaluating possible suitors, which may include but is not limited to: locating, introducing, securing, advising on and negotiating a possible acquisition or merger opportunity for the Company to participate in whether with current management or others (the "Services"); and

D. In consideration for the Finder providing the Services, AERC wishes to pay a finder's fee to the Finder pursuant to the terms and conditions hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. AERC agrees to engage the Finder to assist the Company as above described.

2. This agreement is non-exclusive, except with respect to Arnold Kling and/or R&R Biotech Partners and AERC and the Company may otherwise engage others to perform similar services.

3. The Finder shall use its best efforts to provide the Services to AERC (the "Transaction or Transactions") for the Company for which AERC will pay the Finder a fee in the amount of $50,000.00 in cash at any closing with R&R Biotech Partners LLC or Arnold Kling together with $25,000.00 in stock of AERC to be paid upon entering into any merger or acquisition within the next twelve (12) months.

4. AERC and the Company agree not to circumvent the Finder in initiating any contact with any party that the Finder may present to AERC or the Company for a period of six (6) months following the first introduction of such party.

5. The Transaction shall refer to any introduction completed by the Company and/or its principal shareholders with a party that was introduced to AERC or the Company by the Finder.

6. AERC shall pay the Finder's Fee. The Finder's Fee is to be delivered to the Finder at the address above, or such other address or place as may be directed by the Finder from time to time, at the time the Company completes the Transaction.

7. No Finder's Fee is payable if the proposed Transaction does not complete.

8. The Finder's Fee will be payable to the Finder in the respect of any transaction between the Company and any party introduced to the Company directly by the Finder under any of the following circumstances:

(a) during the term of this Agreement;

(b) at any time within one (1) year after the term of this Agreement, if the Transaction resulted from negotiations that commenced during the said term where the Finder was directly involved in such negotiations; or

(c) at any time within one (1) year after the term of this Agreement, If the Transaction is with a merger or acquisition partner introduced to the Company during the term directly by the Finder.

9. This Agreement shall be for a term of one year from the date hereof, unless terminated by thirty (30) days notice in writing by either party prior to the expiration of the existing term.

10. Upon the expiration of the term of this Agreement or earlier termination of this Agreement in accordance with Section 9 hereof, the Finder will return to AERC and the Company all materials in their possession that have been delivered to them by AERC or the Company.

11. This Agreement is subject to and shall be construed in accordance with the laws of the State of Florida.

12. This Agreement may be executed in counterpart, each of which such counterpart, whether signed in original or electronic communication form, notwithstanding the date or dates upon which this Agreement is executed and delivered by any of the parties, shall be deemed to be an original, all of which will constitute one and the same agreement, effective as of the reference date given above.

13. The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to binding arbitration pursuant to the terms of Commercial Rules of the American Arbitration Association through a single arbiter whose decision shall be final and binding upon each of them.

14. The Finder agrees to keep the affairs of AERC and the Company, financial and otherwise, strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his services by the Company except as authorized by the AERC. The Finder agrees not to use such information, directly or indirectly, for his own interests during or after this agreement with AERC. The Finder acknowledges and agrees that all information relating to the Company, whether financial, technical or otherwise shall, upon execution of this Agreement and thereafter, as the case may be, remain the sole property of the Company, whether arising before or after the execution of this Agreement. The Finder agrees not to divulge any of the foregoing to any person, partnership, corporation or other legal entity or to assist in the disclosure or divulging of any such information, directly or indirectly, except as required by law or as otherwise authorized in writing by the Board. The Finder shall not copy, forward, communicate or in any way use any of the proprietary property that belongs to AERC or the Company without their permission.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement as of the day and year first written above.

SIGNED, SEALED AND DELIVERED)
By:  Aerobic Creations, Inc.          )
                                      )
By:  /s/ BARTLY J. LOETHEN            )
------------------------------        )
CEO                                   )              /s/   Bartly J. Loethen
                                                     ---------------------------
                                                     Bartly J. Loethen


MBA Investors, Ltd.

By:  /s/ Thomas F. Pierson
     ----------------------
Thomas F. Pierson, CEO


                                       3